EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ACQUIRES SPRING GROVE WATER SYSTEMS

York, Pennsylvania, July 7, 2005: The York Water Company's (Nasdaq:YORW) President, Jeffrey S. Osman, announced that on July 6, 2005, the Company purchased the water systems of Spring Grove Borough and Spring Grove Water Company that serve approximately 1,000 customers in York County, Pennsylvania.

The Company is serving the customers of the Borough and Spring Grove Water Company by using York Water's fully filtered and treated water supply. This treated water supply is being provided through a main which has been constructed by York Water to interconnect with the Borough's and Spring Grove Water's existing distribution facilities. Beginning July 6, 2005, the residents and businesses of the Spring Grove Borough will enjoy "That good York water".